Exhibit 99.1

GENERAL DYNAMICS
3190 Fairview Park Drive
Falls Church, VA 22042-4523
www.generaldynamics.com
News

April 16, 2003
Contact: Norine Lyons
Tel 703 876 3190
Fax 703 876 3186
nlyons@generaldynamics.com

General Dynamics Reports First Quarter Results Strong performance in Combat Systems, Information Systems and Technology, Electric Boat; Increased cash flow; backlog continues to grow

FALLS CHURCH, Va. - General Dynamics (NYSE: GD) today reported first quarter 2003 net earnings of $221 million, or $1.11 per share on a fully diluted basis, on sales of $3.4 billion. For the first quarter of 2002, net earnings were $229 million, or $1.13 per share, on sales of $3.1 billion. The quarter ended on March 30.

“We are able to exceed analysts’ expectations in the quarter on the strength of superb performance at all of the businesses in our Combat Systems and Information Systems and Technology groups, and at Electric Boat. All of these business units experienced strong organic growth in both sales and earnings,” said Nicholas D. Chabraja, General Dynamics chairman and CEO. “This performance offset continued weakness at NASSCO on a commercial shipbuilding project, as well as the Aerospace group performance.

“The Aerospace group continued to feel the effects of the global economy. Gulfstream’s sales and earnings declined on fewer deliveries compared with the 2002 first quarter, as well as pricing weakness and continued difficulties in the pre-owned market,” he said.

Chabraja noted that Gulfstream has received an order worth up to $473 million from the Israeli government to supply and support four Gulfstream G550 aircraft, with an option for two additional aircraft.

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GENERAL DYNAMICS

“Our emphasis on cash generation continues to produce solid results,” said Chabraja. “Net cash provided by operating activities in the first quarter of 2003 was $201 million, an increase of $287 million over last year’s first quarter. Free cash flow, defined as cash from operations less capital expenditures, was $170 million — $300 million more than in the first quarter of 2002.

“New orders in the quarter led to an increase in backlog. We ended the first quarter with funded backlog of $23.9 billion — a 12 percent increase over the fourth quarter of 2002. Total backlog is now $30.5 billion.”

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 57,000 people worldwide and had 2002 revenues of $13.8 billion. The company has leading market positions in mission-critical information technology and communication, land and amphibious combat systems, shipbuilding and marine systems, and business aviation.

Any “Forward-Looking Statements” in this press release as to future results of operations and financial projections reflect the company’s views, but are necessarily subject to risks and uncertainties and no assurances can be given that such expressed or implied results will be achieved. A more complete expression of these risks and uncertainties is contained in the company’s filings with the Securities and Exchange Commission, and you are encouraged to review these filings, of which the form 10-K and forms 10-Q may be of particular interest.

WEBCAST INFORMATION: General Dynamics will webcast its first quarter security analyst conference call, scheduled for 11:00 a.m. Eastern Daylight Time on Wednesday, April 16, 2003. Those accessing the webcast will be able to listen to management’s discussion of the first quarter, as well as the question and answer session with security analysts. The webcast will be a listen-only audio broadcast, available at www.generaldynamics.com. A Real Audio player or Windows Media™ player is required to access the webcast; information about downloading those players is available on the company’s website.

REPLAY INFORMATION: An on-demand replay of the webcast will be available at 2:30 p.m. on April 16, 2003, and will continue for 12 months. If you’d like to hear a recording of the conference call by telephone, please call (719) 457-0820; passcode is 334461.

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GENERAL DYNAMICS

CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter		Variance

	2003	2002	$	%

NET SALES	$3,421	$3,102	$319	10.3%
OPERATING COSTS AND EXPENSES	3,103	2,733	(370)

OPERATING EARNINGS	318	369	(51)	(13.8)%

Interest, Net	(11)	(12)	1
Other Income (Expense), Net	4	(3)	7

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	311	354	(43)	(12.1)%

Provision for Income Taxes	90	122	32

EARNINGS FROM CONTINUING OPERATIONS	$221	$232	$(11)	(4.7)%

Discontinued Operations, Net of Tax	—	(3)	3

NET EARNINGS	$221	$229	$(8)	(3.5)%

EARNINGS PER SHARE — BASIC
Continuing Operations	$1.11	$1.15	$(0.04)	(3.5)%
Discontinued Operations	$—	$(0.01)	$0.01

Net Earnings	$1.11	$1.14	$(0.03)	(2.6)%

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	198.9	201.0

EARNINGS PER SHARE — DILUTED
Continuing Operations	$1.11	$1.14	$(0.03)	(2.6)%
Discontinued Operations	$—	$(0.01)	$0.01

Net Earnings	$1.11	$1.13	$(0.02)	(1.8)%

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	199.7	202.7

Exhibit A (more)	3

GENERAL DYNAMICS

NET SALES AND OPERATING EARNINGS BY SEGMENT (UNAUDITED)
DOLLARS IN MILLIONS

	First Quarter		Variance

	2003	2002	$	%

NET SALES:

INFORMATION SYSTEMS AND TECHNOLOGY	$995	$852	$143	16.8%
COMBAT SYSTEMS	815	573	242	42.2%
MARINE SYSTEMS	976	864	112	13.0%
AEROSPACE	594	763	(169)	(22.1)%
RESOURCES	41	50	(9)	(18.0)%

TOTAL	$3,421	$3,102	$319	10.3%

OPERATING EARNINGS:

INFORMATION SYSTEMS AND TECHNOLOGY	$111	$91	$20	22.0%
COMBAT SYSTEMS	92	55	37	67.3%
MARINE SYSTEMS	65	73	(8)	(11.0)%
AEROSPACE	40	144	(104)	(72.2)%
RESOURCES	10	6	4	66.7%

TOTAL	$318	$369	$(51)	(13.8)%

OPERATING MARGINS:

INFORMATION SYSTEMS AND TECHNOLOGY	11.2%	10.7%
COMBAT SYSTEMS	11.3%	9.6%
MARINE SYSTEMS	6.7%	8.4%
AEROSPACE	6.7%	18.9%
RESOURCES	24.4%	12.0%

TOTAL	9.3%	11.9%

Exhibit B (more)	4

GENERAL DYNAMICS

SELECTED FINANCIAL DATA (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AND EMPLOYEE AMOUNTS)

	First Quarter	First Quarter
	2003	2002

Cash	$748	$377

Short-term Debt	$2,380	$1,292
Long-term Debt	720	724

Total Debt (A)	$3,100	$2,016

Net Debt	$2,352	$1,639

Shareholders’ Equity	$5,108	$4,741

Debt-to-Equity (A)	60.7%	42.5%

Debt-to-Capital (A)	37.8%	29.8%

Book Value per Share	$25.86	$23.51

Net Cash Provided by Operating Activities	$201	$(86)
Capital Expenditures	(31)	(44)

Free Cash Flow from Operations	$170	$(130)

Total Taxes Paid	$3	$17

Depreciation and Depletion	$47	$45
Other Intangible Assets Amortization	9	7

Depreciation, Depletion and Amortization	$56	$52

Co. Sponsored R&D (B)	$68	$51

Employment	56,800	51,900

Sales per Employee (C)	$276,100	$268,500

Shares Outstanding	197,525,353	201,657,120

Weighted Average Shares Outstanding -
Basic	198,877,963	200,992,917
Diluted	199,717,559	202,702,590

(A)	Excludes Finance Operation debt.
(B)	Includes IR&D and B&P costs and Gulfstream product development costs.
(C)	For comparative purposes, calcuation has been modified for the effects of business combinations.

Exhibit C (more)	5

GENERAL DYNAMICS

BACKLOG (UNAUDITED)
(DOLLARS IN MILLIONS)

	First Quarter 2003			Fourth Quarter 2002

	Funded	Unfunded	Total	Funded	Unfunded	Total

INFORMATION SYSTEMS AND TECHNOLOGY	$5,239	$230	$5,469	$5,105	$202	$5,307
COMBAT SYSTEMS	5,867	753	6,620	4,233	733	4,966
MARINE SYSTEMS	8,260	3,145	11,405	7,262	4,351	11,613
AEROSPACE	4,280	2,423	6,703	4,498	2,283	6,781
RESOURCES	221	64	285	240	64	304

TOTAL	$23,867	$6,615	$30,482	$21,338	$7,633	$28,971

AEROSPACE UNIT DELIVERIES (UNAUDITED)

	First	First
	Quarter	Quarter
	2003	2002

GREEN:

LARGE AIRCRAFT	11	15
MID-SIZE AIRCRAFT	4	12

TOTAL	15	27

COMPLETIONS:

LARGE AIRCRAFT	14	15
MID-SIZE AIRCRAFT	3	10

TOTAL	17	25

Exhibit D	6